Exhibit 5.1

June 15, 2017

Eldorado Resorts, Inc.

100 West Liberty Street, Suite 1150

Reno, Nevada 89501

Re:	Registration on Form S-3

Ladies and Gentlemen:

We have acted as Nevada corporate counsel to Eldorado Resorts, Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended, covering the resale by certain selling stockholders of up to 7,214,038 shares of the Company’s Common Stock, par value $0.00001 per share (the “Shares”). The Shares were issued by the Company to the selling stockholders in connection with the consummation of the Company’s acquisition of Isle of Capri Casinos, Inc., a Delaware corporation (“Isle”), pursuant to the Agreement and Plan of Merger, dated as of September 19, 2016 (the “Merger Agreement”), by and among Isle, the Company, Eagle I Acquisition Corp. and Isle of Capri Casinos LLC (f/k/a Eagle II Acquisition Company LLC).

In connection with this opinion, we have examined originals or copies certified or otherwise identified to our satisfaction as being true copies of the Registration Statement and related Prospectus included therein, the Merger Agreement, the articles of incorporation and bylaws of the Company as currently in effect, and such other documents, agreements, instruments and corporate records as we have deemed necessary or appropriate for the purpose of issuing this opinion letter. We have obtained from officers and other representatives and agents of the Company and from public officials, and have relied upon, such certificates, representations and assurance as we have deemed necessary and appropriate for the purpose of issuing this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.

Without limiting the generality of the foregoing, we have, with your permission, assumed without independent verification that (i) the obligations of each party set forth in the documents we have received are its valid and binding obligations, enforceable against such party in accordance with their respective terms; (ii) the statements of fact and representations and warranties set forth in the documents we reviewed are true and correct as to factual matters; (iii) each natural person executing a document has sufficient legal capacity to do so; (iv) all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original documents; and (v) all corporate records made available to us by the Company and all public records we have reviewed, are accurate and complete.

June 15, 2017

We are qualified to practice law in the State of Nevada. The opinions set forth herein are expressly limited to and based exclusively on the general corporate laws of the State of Nevada, and we do not purport to be experts on, or to express any opinion with respect to the applicability or effect of, the laws of any other jurisdiction. We express no opinion herein concerning, and we assume no responsibility as to the laws or judicial decisions related to, or any orders, consents or other authorizations or approvals as may be required by, any federal laws, rules, or regulations, including, without limitation, any federal securities or bankruptcy laws, rules or regulations, any state securities or “blue sky” laws, rules or regulations or any state laws regarding fraudulent transfers.

Based on the foregoing and in reliance thereon, and subject to the qualifications, limitations, exceptions, restrictions and assumptions set forth herein, we are of the opinion that the Shares have been validly issued by the Company and are fully paid, and nonassessable.

We hereby disclose to you that Donald L. Carano, a retired attorney who maintains an “of counsel” association with our law firm is the father of Gary L. Carano, Chairman of the Board of Directors and Chief Executive Officer of the Company, and is also a shareholder and executive officer in Recreational Enterprises, Inc., a material shareholder of the Company. Mr. Carano is not involved in the active practice of law or in the representation of the Company or any of its affiliates as an attorney, and has not been involved in the preparation or delivery of this statement of opinions.

The opinions expressed herein are based upon the applicable laws of the State of Nevada and the facts in existence as of the date of this opinion letter. In delivering this opinion letter to you, we disclaim any obligation to update or supplement the opinions set forth herein or to apprise you of any changes in any laws or facts after such time as the Registration Statement is declared effective. No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly address by the opinions set forth herein.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted from or otherwise relied on for any other purpose.

Very truly yours,

/s/ McDonald Carano LLP
McDonald Carano LLP